Exhibit 99.14

Execution version

To:                             Fosun Industrial Co., Limited (“Significant Stockholder” or “you”)

c/o Shanghai Fosun Pharmaceutical Group Co., Ltd.

9th Floor, No.2 East Fuxing Road, Shanghai 200010, PRC

Attention: Qiao Yang

Tel: +86 21 23138000*8185/23128185

Fax: +86 21 23138127

February 17, 2014

Re:  Service Fee

Ladies and Gentlemen,

We refer to the Agreement and Plan of Merger dated the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) among Chindex International, Inc. (the “Company”), Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership (“Parent” or “we” or “us”), and Healthy Harmony Acquisition, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger and a wholly-owned subsidiary of Parent. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

Whereas, Significant Stockholder (i) is making an investment in Parent in connection with the Merger and has entered into an Equity Commitment Letter dated as of the date hereof and (ii) has agreed to make further investments in Parent to finance future hospital projects of Parent (the “Projects”) after the Closing pursuant to a letter of commitment dated as of the date hereof (the “Letter of Commitment”).

Whereas Significant Stockholder has agreed to provide certain services to Parent described in Section 1 below (the “Services”).

Now, therefore, in consideration of the foregoing agreements set forth in this letter agreement (“Letter Agreement”), Parent and Significant Stockholder, intending to be legally bound, hereby agree as follows:

1.                                            Services

Significant Stockholder shall assist Parent in locating properties, negotiating leases and providing other necessary advice and assistance in connection with the Projects located in China at the reasonable request of Parent.

2.                                            Service Fees

In consideration of the Services to be provided by Significant Stockholder, Parent shall, or shall cause the Company to, pay Significant Stockholder an aggregate amount equal to (a) $2,800,000 divided by (b)(x) 1 minus (y) Significant Stockholder’s ownership of Parent immediately after the completion of the Merger (expressed as a portion of the whole number 1, and calculated on a fully diluted basis, using the treasury method for options of Parent), as fees for the Services (the “Service Fees”), in cash in immediately available funds on the date of the completion of Significant Stockholder’s subscription of the Initial Subscription LP Interests to the account of Significant Stockholder or its designee provided in writing to Parent. For the avoidance of doubt, notwithstanding any other provision herein, Significant Stockholder shall have no obligation to provide the Services under this Letter Agreement until Parent has paid the Service Fees pursuant to this Section 2.  The parties agree that they shall use their respective reasonable best efforts to cause the completion of Significant Stockholder’s subscription of the Initial Subscription LP Interests to occur in accordance with the Letter of Commitment within one month after the Effective Time.

3.                                            Term

This Letter Agreement shall become effective upon its execution by both parties hereto (the “Effective Date”) and shall have a term of one year from the Effective Date (the “Term”), provided that, before the expiry of the Term, this Letter Agreement shall terminate (i) automatically and immediately upon the termination of the Merger Agreement pursuant to its terms or (ii) upon the mutual written consent of the parties hereto.

4.                                            Governing law

This Letter Agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR without giving effect to the principles thereof relating to the conflicts of laws.

5.                                            Miscellaneous

This Letter Agreement may not be amended or otherwise modified without the prior written consent of each party hereto. This Letter Agreement constitutes the sole agreement and supersedes all prior agreements, understandings and statements, written or oral, between us or our affiliates, on the one hand, and Significant Stockholder or its affiliates, on the other hand, with respect to the transactions contemplated hereby.

The provisions of this Letter Agreement and the fact of its existence are confidential and, except as required by applicable law, regulation or rule of any applicable securities exchange, neither party shall directly or indirectly, disclose, reveal, divulge, publish or otherwise make known to any person any of the provisions of this Letter Agreement or the fact of its existence save that each party may make disclosure to those of its officers, employees and advisers who need to be aware of the provisions of this Letter Agreement in order to facilitate the matters contemplated herein; provided that the party relying on this exception shall be and remain responsible for the failure by any such person to whom disclosure is to be made to maintain the confidentiality of this Letter Agreement and the fact of its existence.

This Letter Agreement may be executed in any number of counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one and the same letter.

Please confirm your agreement to the above by countersigning the attached duplicate of this Letter Agreement and returning it to us at the address given below.

* * * * *

Yours faithfully

Healthy Harmony Holdings, L.P.

By: Healthy Harmony GP, Inc., its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

[Signature page to Service Fee Letter]

We acknowledge and agree to the above:

Fosun Industrial Co., Limited

By:	/s/ Qiyu Chen
Name:	Qiyu Chen
Title:	Chairman of the Board of Directors

[Signature page to Service Fee Letter]